Exhibit 99.1

Frank Semple, Chairman, President & CEO
Nancy Buese, Senior VP and CFO
Josh Hallenbeck, VP of Finance & Treasurer
(866) 858-0482

MarkWest Energy Partners Announces Acquisition of Keystone Midstream Services in Liquids Rich Area of Marcellus Shale, Extension of its NGL Gathering Network, and Utica Shale Letter Agreement

DENVER, May 7, 2012 — MarkWest Energy Partners, L.P. (MarkWest) (NYSE: MWE) today announced that it is acquiring 100% of the ownership interests of Keystone Midstream Services, LLC (Keystone), for consideration of $512 million.  The transaction is expected to close during the second quarter of 2012.

Keystone is owned by Stonehenge Energy Resources, LP, and affiliates of Rex Energy Corporation (Rex Energy) (NASDAQ: REXX) and Sumitomo Corporation (Sumitomo).  Keystone’s existing assets are located in Butler County, Pennsylvania and include two cryogenic gas processing plants totaling 90 million cubic feet per day (MMcfd) of capacity, a gas gathering system and associated field compression.  Rex Energy and Sumitomo have dedicated an 895 square mile area to MarkWest.  To date they have jointly leased 68,400 highly prospective acres in Butler County, an acreage position that continues to grow. MarkWest will gather and process the rich gas and fractionate the NGLs under long-term fee-based agreements.

Rex Energy and Sumitomo are developing the Marcellus, Upper Devonian and Utica Shales in Butler and Beaver Counties.  The concentrated footprint of the leased acreage, coupled with Rex Energy and Sumitomo’s technical and operating expertise, will enable the efficient development of the shale resources in the area.  Rex Energy has announced that it plans to complete 22 wells in Butler County, Pennsylvania in 2012 and anticipates increasing its drilling activity following completion of the MarkWest NGL gathering pipeline.  MarkWest anticipates gas volumes from Keystone to grow from the current rate of 40 MMcfd to 170 MMcfd at the end of 2013, reaching approximately 350 MMcfd by 2016.  Additionally, MarkWest anticipates EBITDA from Keystone to be $18 million over the next four quarters, $28 million for the full year 2013 and growing to approximately $130 million by 2016.

To support Rex Energy’s drilling program, MarkWest estimates additional capital expenditures of up to $500 million over the next five years to expand the Keystone gathering and processing facilities. A significant portion of the capital that MarkWest will invest is related to extending its NGL gathering system from its Houston, Pennsylvania NGL fractionation and marketing complex north through Beaver, Lawrence and Butler counties to the Keystone assets as well as other third party facilities. The NGL gathering extension will greatly enhance the Keystone operations and support the growth in gas and NGL production by Rex, Sumitomo and other planned processing projects in northwest Pennsylvania. The Keystone acquisition will be very strategic for MarkWest because it will provide the critical mass to support the NGL gathering extension, and positions MarkWest very well to serve rich gas Marcellus and Utica producers in northwest Pennsylvania and northeast Ohio.

In addition to the Keystone transaction, Rex Energy and MarkWest Utica EMG, LLC, a joint venture between MarkWest and The Energy and Minerals Group focused on the development of infrastructure in the Utica shale in eastern Ohio, executed a Letter Agreement to discuss similar gathering, processing and NGL fractionation agreements for portions of Rex Energy’s Ohio Utica acreage.  Rex Energy is drilling their first well in Carroll County and is expected to complete two additional wells in 2012.

“The Keystone acquisition is in the heart of the liquids rich Marcellus shale and these assets are a great complement to our fully integrated midstream operations in Pennsylvania, West Virginia, Kentucky and Ohio,” said Frank Semple, Chairman, President and Chief Executive Officer of MarkWest.  “We are excited about our new partnership with Rex and Sumitomo and are very focused on supporting their growth plans in Pennsylvania. We are also excited about exploring the opportunity to provide the same integrated midstream services for Rex’s Utica production in Ohio.  The Keystone facilities will fit very well with our expansion plans and will allow us to effectively serve our producer customers in northwest Pennsylvania and eastern Ohio. “

“We are extremely pleased to work with the MarkWest team and to have the opportunity to gain the marketplace advantages that are inherent in a long-term, mutually beneficial relationship with such a strong midstream partner,” said Tom Stabley, Chief Executive Officer of Rex Energy.  “MarkWest’s strategic infrastructure capabilities and proven track record in this key region will enable Rex Energy to focus even more intensively on growing our production and developing our core assets.”

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission.  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.